CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports dated September 24, 2014, with respect to the financial statements of Wells Fargo Advantage Disciplined U.S Core Fund, Wells Fargo Advantage Growth Fund, and Wells Fargo Advantage Large Cap Core Fund (three of the funds collectively referred to as the Wells Fargo Advantage Large Cap Stock Funds), three of the funds comprising the Wells Fargo Funds Trust, as of July 31, 2014, incorporated herein by reference, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

October 1, 2015